Exhibit 99.1

NEWS RELEASE

UFOR IMMEDIATE RELEASEU	CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur
(951) 493-5611

WATSON PHARMACEUTICALS REPORTS
SECOND QUARTER 2008 RESULTS

Total Net Revenue of $623 Million;
GAAP EPS $0.53; Adjusted EPS $0.48

CORONA, CA - August 6, 2008 - Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, today reported financial results for its second quarter ended June 30, 2008.

Second Quarter 2008 Results

Net revenue for the second quarter 2008 was $622.6 million and net income was $60.3 million, or $0.53 per diluted share. Net income for the second quarter 2008 included a gain related to a milestone payment and charges related to the Company’s Global Supply Chain Initiative. Excluding special items as detailed in the reconciliation table below, adjusted net income for the second quarter was $54.6 million, or $0.48 per diluted share. Adjusted EBITDA for the second quarter 2008 was $137.5 million and cash flow from operations was $99.6 million. Cash and marketable securities were $278.2 million as of June 30, 2008.

“We are pleased with the financial results we delivered this quarter, driven by a strong performance in our Brand division which posted more than $100 million in product sales, a first in recent years,” stated Paul Bisaro, Watson’s President and Chief Executive Officer. “Our pipeline products oxybutynin topical gel for overactive bladder and silodosin for BPH were well received at data presentations at the recent American Urological Association meeting. Additionally, the FDA accepted our New Drug Application for our topical oxybutynin gel product and we successfully launched MixJect(TM), our new delivery system for Trelstar®.”

“We continue to make progress on our near and long term strategic goals in the Generics Division, as evidenced by the recent product approvals and launches out of our Davie, Florida manufacturing facility. These new generic products will provide important new revenue, leverage our manufacturing capacity and allow us to build on our number three position within the U.S. Generics prescription marketplace,” continued Mr. Bisaro. “We are also seeing improved margins within our Anda distribution division, as recent initiatives to enhance efficiencies are already making an impact,” Mr. Bisaro said.

Six Month 2008 Results

For the six months ended June 30, 2008, net revenue was $1,249.6 million, as compared to $1,274.6 million for the first six months of 2007. Net income for the first six months of 2008 was $110.9 million, or $0.98 per diluted share, as compared to net income of $68.0 million, or $0.62 per diluted share, for the same period of 2007. On an adjusted basis, as detailed in the attached reconciliation table, net income for the first six months of 2008 was $116.7 million, or $1.03 per diluted share, as compared to adjusted net income of $75.2 million, or $0.68 per diluted share, for the same period of 2007.

Second Quarter 2008 Business Segment Results

Generic Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Generic Segment Contribution
Product sales	$344,289	$327,446	$686,748	$738,921
Other revenue	32,359	18,195	56,656	31,345
Net revenue	376,648	345,641	743,404	770,266
Cost of sales	227,586	210,342	457,309	482,965
Gross profit	149,062	135,299	286,095	287,301
Gross margin	39.6%	39.1%	38.5%	37.3%

Research and development	29,125	23,968	51,722	50,481
Selling and marketing	13,825	13,197	27,878	27,746
Segment contribution	$106,112	$98,134	$206,495	$209,074
Segment margin	28.2%	28.4%	27.8%	27.1%

Generic product sales for the second quarter of 2008 increased $16.8 million to $344.3 million, reflecting the addition of new products which were offset in part by price erosion in the base business.

Generic other revenue increased $14.2 million to $32.4 million. Generic other revenue includes a $15 million sales milestone from Barr Pharmaceuticals, Inc. following a 1999 legal settlement, and reflects the addition of royalties from Sandoz’s sales of metoprolol succinate extended-release tablets 50mg.

Generic gross profit was $149.1 million in the second quarter of 2008, compared to $135.3 million in the second quarter of 2007 and $137.0 million in the first quarter 2008. Generic gross profit for the second quarter 2008 reflects the sales milestone and approximately $4.5 million in costs related to Watson’s Global Supply Chain Initiative. Excluding these items, Generic gross profit was $138.5 million, or 38.3 percent of revenue in the second quarter 2008.

Generic research and development expense increased 22 percent or $5.2 million to $29.1 million. Watson currently has approximately 60 ANDAs on file with the FDA.

Brand Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Brand Segment Contribution
Product sales	$101,466	$96,924	$200,458	$187,562
Other revenue	16,535	13,809	32,834	24,711
Net revenue	118,001	110,733	233,292	212,273
Cost of sales	24,417	26,795	51,943	52,010
Gross profit	93,584	83,938	181,349	160,263
Gross margin	79.3%	75.8%	77.7%	75.5%

Research and development	10,091	11,535	25,509	22,830
Selling and marketing	29,574	26,373	57,569	52,784
Segment contribution	$53,919	$46,030	$98,271	$84,649
Segment margin	45.7%	41.6%	42.1%	39.9%

Brand product sales for the second quarter of 2008 increased five percent or $4.5 million to $101.5 million, primarily due to higher sales of Trelstar®. Brand other revenue increased $2.7 million to $16.5 million, due primarily to increased revenue from the Company’s licensing arrangements.

Gross margin for the Brand segment increased from 75.8 percent in the second quarter 2007 to 79.3 percent in the second quarter 2008, due to product mix and the increase in other revenue.

During the second quarter 2008, Watson’s New Drug Application (NDA) for oxybutynin gel, under development for the treatment of overactive bladder, was accepted for filing by FDA. In the second half of 2008, Watson expects to submit a supplemental NDA for its six-month formulation of Trelstar®, a product for the treatment of advanced prostate cancer.

Distribution Segment Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; $ in thousands)	2008	2007	2008	2007
Distribution Segment Contribution
Net revenue	$127,987	$146,631	$272,889	$292,071
Cost of sales	107,895	123,301	230,748	250,183
Gross profit	20,092	23,330	42,141	41,888
Gross margin	15.7%	15.9%	15.4%	14.3%
Selling and marketing	14,105	12,327	28,137	26,530
Segment contribution	$5,987	$11,003	$14,004	$15,358
Segment margin	4.7%	7.5%	5.1%	5.3%

Distribution segment net revenue for the second quarter of 2008 declined 13 percent or $18.6 million to $128.0 million. Fewer new product launches in the quarter contributed to the year over year decline in revenue. Distribution revenue excludes sales of Watson products.

Distribution segment gross margin was 15.7 percent in the second quarter of 2008 compared to 15.9 percent in the second quarter 2007 and 15.2 percent in first quarter 2008.

Other Operating Expenses
Consolidated general and administrative expenses for the second quarter of 2008 increased $1.5 million to $46.8 million.

Amortization expense for the second quarter 2008 declined $24.0 million to $20.2 million, reflecting the full amortization of Ferrlecit® product rights as of December 31, 2007.

2008 Financial Outlook

Based on actual results for the first half of 2008 and its forecast for the remainder of the year, Watson is adjusting its estimates for the full year 2008. Watson's estimates are based on the Company’s actual results for the first half of 2008, and management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events.

Watson estimates total net revenue for the full year of 2008 at approximately $2.5 billion.

Net Revenue Estimates by Segment

For the Twelve Months Ending December 31, 2008

Generic Segment	$1.40 - $1.50 Billion
Brand Segment	$450 - $470 Million
Distribution Segment	$580 - $610 Million

The Company has revised its revenue estimates for the Generic and Brand segments to reflect actual results through the first half of 2008. Estimates for the Distribution segment remain unchanged.

Research and development investment for 2008 is expected to be approximately $160 million. Selling, general and administrative expenses for 2008 are expected to be between $420 and $440 million. Amortization expense for 2008 is expected to be approximately $80 million.

Watson estimates adjusted earnings per diluted share will be between $1.90 and $2.00 and has increased its estimates for GAAP earnings per diluted share to between $1.90 and $2.00.

In 2008, the Company expects to incur pre-tax costs associated with the planned closure of its Carmel, NY manufacturing facilities of approximately $30 million which includes accelerated depreciation, severance, retention and other related plant closure costs. The Company also expects to incur $8.5 million of licensing costs. These and other charges are offset by the sales milestone from Barr Pharmaceuticals, the divestiture of the Company's interest in Somerset Pharmaceuticals, Inc. and the resolution of an Internal Revenue Service audit, and are excluded from Watson's 2008 adjusted earnings per diluted share forecast as detailed in Table 6 below.

Excluding special items as detailed in the EBITDA reconciliation Table 7 below, adjusted EBITDA is expected to be between $551 and $571 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 8:30 a.m. Eastern Daylight Time to discuss second quarter 2008 results, the outlook for 2008 and recent corporate developments. The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573. A taped replay of the call will be available by calling (800) 642-1687 with access pass code 56190878. The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code. This replay will remain in effect until midnight Eastern Daylight Time, August 15, 2008. To access the live webcast, go to Watson's Investor Relations website at http://ir.watson.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products. Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ website at http://www.watson.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson’s goals and expectations are not predictions of actual performance. Watson’s performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business. These factors include, among others, the inherent uncertainty associated with financial projections; the impact of competitive products and pricing; successful integration of strategic transactions; the ability to recognize the anticipated synergies and benefits of strategic transactions; variability of revenue mix between the Company’s Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s and its third party manufacturers’ facilities, products and/or businesses; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2007. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

MixJect(TM) is a trademark of Medimop Medical Projects Ltd., a subsidiary of West Pharmaceutical Services, Inc.

The following table presents Watson’s results of operations for the three and six months ended June 30, 2008 and 2007:

				Table 1
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

Net revenues	$622,636	$603,005	$1,249,585	$1,274,610
Cost of sales (excludes amortization, presented below)	359,898	360,438	740,000	785,158
Gross profit	262,738	242,567	509,585	489,452

Operating expenses:
Research and development	39,216	35,503	77,231	73,311
Selling, general and administrative	104,295	97,158	210,928	200,376
Amortization	20,190	44,159	40,369	88,092
Total operating expenses	163,701	176,820	328,528	361,779
Operating income	99,037	65,747	181,057	127,673

Non-operating (expense) income, net:
Loss on early extinguishment of debt	-	(1,681)	(1,095)	(4,410)
Interest income	1,685	1,803	3,994	4,732
Interest expense	(6,931)	(11,475)	(13,727)	(25,351)
Other income	2,080	3,034	7,433	6,437
Total non-operating expense, net	(3,166)	(8,319)	(3,395)	(18,592)

Income before income taxes	95,871	57,428	177,662	109,081
Provision for income taxes	35,568	21,019	66,730	41,060
Net income	$60,303	$36,409	$110,932	$68,021

Diluted earnings per share	$0.53	$0.33	$0.98	$0.62

Diluted weighted average shares outstanding	117,652	117,080	117,511	116,909

The following table presents Watson’s Condensed Consolidated Balance Sheets as of June 30, 2008 and December 31, 2007:

Table 2
Watson Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	June 30,	December 31,
	2008	2007

Assets
Cash and cash equivalents	$265,469	$204,554
Marketable securities	12,718	11,799
Accounts receivable, net	297,171	267,117
Inventories	490,701	490,601
Other current assets	179,300	199,705
Property and equipment, net	672,670	688,185
Investments and other assets	131,385	129,920
Product rights and other intangibles, net	563,924	603,697
Goodwill	876,449	876,449
Total Assets	$3,489,787	$3,472,027

Liabilities & Stockholders' Equity
Current liabilities	$424,867	$444,927
Long-term debt	824,540	899,408
Deferred income taxes and other liabilities	269,946	278,227
Stockholders' equity	1,970,434	1,849,465
Total liabilities and stockholders' equity	$3,489,787	$3,472,027

The following table presents Watson’s Condensed Consolidated Statements of Cash Flows for the six months ended June 30, 2008 and 2007:

		Table 3
Watson Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited; in thousands)
	Six Months Ended June 30,
	2008	2007

Cash Flows from Operating Activities:
Net income	$110,932	$68,021
Reconciliation to net cash provided by operating activities:
Depreciation and amortization	84,508	125,613
Deferred income tax provision	17,363	(20,188)
Provision for inventory reserve	22,231	26,946
Restricted stock and stock option compensation	9,256	6,910
Other adjustments	(7,230)	2,034
Changes in assets and liabilities:
Accounts receivable, net	(30,054)	86,090
Inventories	(22,331)	(67,980)
Accounts payable and accrued expense	(18,912)	(76,366)
Income taxes payable	5,145	18,058
Other assets and liabilities	(4,722)	30,104
Total adjustments	55,254	131,221
Net cash provided by operating activities	166,186	199,242
Cash Flows from Investing Activities:
Additions to property, equipment and product rights	(29,504)	(35,833)
Additions to marketable securities and long-term investments	(3,733)	(4,230)
Proceeds from sale of marketable securities and investments	3,878	2,548
Other investing activities, net	-	(337)
Net cash used in investing activities	(29,359)	(37,852)

Cash Flows from Financing Activities:
Payments on term loan, current debt and other long-term liabilities	(95,000)	(251,881)
Proceeds from issuance of short-term debt	17,003	-
Proceeds from stock plans	2,194	11,172
Other	(109)	-
Net cash used in financing activities	(75,912)	(240,709)
Net decrease in cash and cash equivalents	60,915	(79,319)
Cash and cash equivalents at beginning of period	204,554	154,171
Cash and cash equivalents at end of period	$265,469	$74,852

The following table presents a reconciliation of reported net income and diluted earnings per share to adjusted net income and diluted earnings per share for the three and six months ended June 30, 2008 and 2007:

Table 4
Watson Pharmaceuticals, Inc.
Reconciliation Table
(Unaudited; in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP to adjusted net income calculation

Reported GAAP net income	$60,303	$36,409	$110,932	$68,021
Adjusted for:
Global supply chain initiative(1)	5,423	-	19,164	-
Acquisition and licensing charges	500	2,217	5,500	9,578
Gain on sale of assets	-	(683)	(1,355)	(2,472)
Loss on debt repurchases	-	1,681	1,095	4,410
Legal settlements	(15,000)	(842)	(15,000)	158
Income taxes	3,368	(869)	(3,674)	(4,478)
Adjusted net income	54,594	37,913	116,662	75,217
Add: Interest expense on CODES, net of tax	1,945	2,058	3,931	4,001
Adjusted net income, adjusted for interest on CODES	$56,539	$39,971	$120,593	$79,218

Diluted earnings per share

Diluted earnings per share - GAAP	$0.53	$0.33	$0.98	$0.62

Diluted earnings per share - Adjusted	$0.48	$0.34	$1.03	$0.68

Basic weighted average common shares outstanding	102,728	102,093	102,676	102,178
Effect of dilutive securities:
Conversion of CODES	14,357	14,357	14,357	14,357
Dilutive stock options	567	630	478	374
Diluted weighted average common shares outstanding	117,652	117,080	117,511	116,909

(1)	Includes accelerated depreciation charges of $1,757 and $3,793, respectively.

The following table presents a reconciliation of reported net income for the three and six months ended June 30, 2008 and 2007 to adjusted EBITDA:

				Table 5
Watson Pharmaceuticals, Inc.
Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007

GAAP net income	$60.3	$36.4	$110.9	$68.0
Plus:
Interest expense	6.9	11.5	13.7	25.4
Interest income	(1.7)	(1.8)	(4.0)	(4.7)
Provision for income taxes	35.6	21.0	66.7	41.0
Depreciation (2008 includes accelerated depreciation)	22.4	19.5	44.2	37.5
Amortization	20.2	44.1	40.4	88.1
EBITDA	143.7	130.7	271.9	255.3
Adjusted for:
Share-based compensation	4.9	3.5	9.3	6.9
Acquisition and licensing charges	0.5	2.2	5.5	9.6
Legal settlement	(15.0)	(0.8)	(15.0)	0.2
Loss on early extinguishment of debt	-	1.7	1.1	4.4
Global supply chain initiative	3.4	-	15.4	-
Gain on sale of assets	-	(0.7)	(1.4)	(2.5)
Adjusted EBITDA	$137.5	$136.6	$286.8	$273.9

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted net income and adjusted earnings per diluted share:

Table 6
Watson Pharmaceuticals, Inc.
Reconciliation Table - Forecasted Adjusted Earnings per Diluted Share
(Unaudited; in millions except per share amounts)

	Forecast for Twelve Months Ending December 31, 2008
	Low	High

GAAP to adjusted net income calculation

GAAP net income	$214.8	$227.2
Adjusted for:
Licensing charges	8.5	8.5
Global supply chain initiative	30.0	30.0
Loss on early extinguishment of debt	1.1	1.1
Gain on sale of securities	(9.6)	(9.6)
Legal settlement	(15.0)	(15.0)
Income taxes	(14.7)	(15.2)
Adjusted net income	215.1	227.0
Add: Interest expense on CODES, net of tax	8.2	8.2
Adjusted net income, adjusted for interest on CODES	$223.3	$235.2

Diluted earnings per share

Diluted earnings per share - GAAP	$1.90	$2.00
Diluted earnings per share - Adjusted	$1.90	$2.00
Diluted weighted average common shares outstanding	117.6	117.6

The reconciliation table is based in part on management’s estimate of net income for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from adjusted net income are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.

The following table presents a reconciliation of forecasted net income for the 12 months ending December 31, 2008 to adjusted EBITDA:

Table 7
Watson Pharmaceuticals, Inc.
Forecasted Adjusted EBITDA Reconciliation Table
(Unaudited; in millions)

	Forecast for Twelve Months Ending December 31, 2008
	Low	High

GAAP net income	$214.8	$227.2
Plus:
Interest expense	27.8	27.8
Interest income	(6.9)	(5.9)
Provision for income taxes	114.9	121.5
Depreciation (includes accelerated depreciation)	93.1	93.1
Amortization	80.7	80.7
EBITDA	524.4	544.4
Adjusted for:
Global supply chain initiative	22.7	22.7
Share-based compensation	18.5	18.5
Licensing charges	8.5	8.5
Loss on early extinguishment of debt	1.1	1.1
Legal settlement	(15.0)	(15.0)
Gain on sale of securities	(9.6)	(9.6)
Adjusted EBITDA	$550.6	$570.6

The reconciliation table is based in part on management’s estimate of adjusted EBITDA for the year ending December 31, 2008. Watson expects certain known GAAP charges for 2008, as presented in the schedule above. Other GAAP charges that may be excluded from estimated EBITDA are possible, but their amounts are dependent on numerous factors that we currently cannot ascertain with sufficient certainty or are presently unknown. These GAAP charges, such as potential asset impairment charges, are dependent upon future events and valuations that have not yet been performed.